EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Ray Davis	Ron Farnsworth
President/CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS CHOSEN TO PARTICIPATE IN U.S.
TREASURY CAPITAL PURCHASE PROGRAM
 Company Receives $214 Million Commitment from the US Treasury

PORTLAND, Ore. – Oct. 28, 2008 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Strand, Atkinson, Williams & York, Inc., received preliminary approval on October 24, 2008, for an investment of $214 million from the U.S. Department of the Treasury (the “Treasury”) to participate in its Capital Purchase Program, the proceeds of which will further strengthen the Company’s already strong capital position. Umpqua’s total risk-based capital ratio of 11.2% as of September 30, 2008 is already well above the regulatory requirements of 10.0% for a “well capitalized” institution. With this new capital, Umpqua’s total risk-based capital ratio would increase to approximately 14.0% .

“This is important recognition of the strength and stability of Umpqua and our good standing as a strong and healthy financial institution,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “This additional capital will add to an already successful strategy of supporting the growth of our communities through smart, responsible lending, and exploring new market opportunities.”

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Umpqua Holdings Chosen to Participate in U.S. Treasury Capital Purchase Program

Umpqua plans to issue $214 million in senior preferred shares, with warrants to purchase approximately $32 million in common stock, to the Treasury. The anticipated sale of the preferred stock and warrants is expected to close within 30 days of the approval and before year-end. It is contingent upon completion of standard closing documents, which have not yet been published, and registration with the Securities and Exchange Commission.

About Umpqua Holdings Corporation
 Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 148 locations between Napa, Calif., and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary Strand, Atkinson, Williams & York Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

This press release includes forward-looking statements within the meaning of the safe harbor This press release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about the anticipated closing of the U.S. Treasury’s investment in our common and preferred stock. Specific risks that could cause results to differ from forward-looking statements are set forth in our filings with the SEC and include, without limitation, changes in the U.S. Treasury’s Capital Purchase Program, terms of the anticipated Investment Agreement between the Company and the U.S. Treasury and related documents, and timing of the closing of the transaction with the U.S. Treasury.

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